                                                                   Exhibit 12-A

                         Delmarva Power & Light Company

                       Ratio of Earnings to Fixed Charges
                       ----------------------------------
                             (Dollars in Thousands)

                                       12 Months
                                         Ended
                                        June 30,                     Year  Ended  December  31,
                                                   -----------------------------------------------------------
                                          1997        1996         1995          1994         1993        1992
                                       --------     --------     --------     --------     --------    --------
Net income                             $102,509     $116,187     $117,488     $108,310     $111,076      $98,526
                                       --------     --------     --------     --------     --------     --------
Income taxes                             71,367       78,340       75,540       67,613       67,102       54,834
                                       --------     --------     --------     --------     --------     --------
Fixed charges:
  Interest on long-term debt
    including amortization of
    discount, premium and
      expense                            73,547       69,329       65,572       61,128       62,651       66,976
  Other interest                         13,233       12,516       10,353        9,336        9,245        8,449
  Preferred dividend require-
    ments of a subsidiary
    trust                                 4,234        1,390           -            -            -            -
                                       --------     --------     --------     --------     --------     --------
    Total fixed charges                  91,014       83,235       75,925       70,464       71,896       75,425
                                       --------     --------     --------     --------     --------     --------

Nonutility capitalized interest            (311)        (311)        (304)        (256)        (246)        (231)
                                       --------     --------     --------     --------     --------     --------
Earnings before income taxes
  and fixed charges                    $264,579     $277,451     $268,649     $246,131     $249,828     $228,554
                                       ========     ========     ========     ========     ========     =========

Ratio of earnings to fixed charge          2.91         3.33         3.54         3.49         3.47         3.03

For purposes of computing the ratio, earnings are net income plus income taxes and fixed charges, less nonutility capitalized interest. Fixed charges consist of interest on long- and short-term debt, amortization of debt discount, premium, and expense, dividends on preferred securities of a subsidiary trust, plus the interest factor associated with the Company's major leases, and one-third of the remaining annual rentals.

                                                                   Exhibit 12-B

                         Delmarva Power & Light Company

           Ratio of Earnings to Fixed Charges and Preferred Dividends
           ----------------------------------------------------------
                             (Dollars in Thousands)


                                        12 Months
                                          Ended
                                         June 30,                    Year  Ended  December  31,
                                                      -------------------------------------------------------
                                           1997         1996        1995        1994        1993        1992
                                        ---------     --------    --------    --------    --------   --------
Net income                               $102,509     $116,187    $117,488    $108,310    $111,076    $98,526
                                        ---------     --------    --------    --------    --------   --------

Income taxes                               71,367       78,340      75,540      67,613      67,102     54,834
                                        ---------     --------    --------    --------    --------   --------
Fixed charges:
  Interest on long-term debt
    including amortization of
    discount, premium and
    expense                                73,547       69,329      65,572      61,128      62,651     66,976
  Other interest                           13,233       12,516      10,353       9,336       9,245      8,449
  Preferred dividend require-
    ments of a subsidiary
    trust                                   4,234        1,390          -           -           -          -
                                        ---------     --------    --------    --------    --------   --------
    Total fixed charges                    91,014       83,235      75,925      70,464      71,896     75,425
                                        ---------     --------    --------    ---------   --------   --------

   Nonutility capitalized interest           (311)        (311)       (304)       (256)       (246)      (231)
                                        ---------     --------    --------    --------    --------   --------
Earnings before income taxes
  and fixed charges                      $264,579     $277,451    $268,649    $246,131    $249,828   $228,554
                                        =========     ========    ========    ========    ========   ========

Fixed charges                             $91,014      $83,235     $75,925     $70,464     $71,896    $75,425
                                        ---------     --------    --------    --------    --------   --------

Preferred dividend requirements            10,808       14,961      16,185      15,948      14,803     15,785
                                        ---------     --------    --------    --------    --------   --------

                                         $101,822      $98,196     $92,110     $86,412     $86,699    $91,210
                                        =========     ========    ========    ========    ========   ========
Ratio of earnings to fixed charges
  and preferred dividends                    2.60         2.83        2.92        2.85        2.88       2.51

For purposes of computing the ratio, earnings are net income plus income taxes and fixed charges, less nonutility capitalized interest. Fixed charges consist of interest on long- and short-term debt, amortization of debt discount, premium, and expense, dividends on preferred securities of a subsidiary trust, plus the interest factor associated with the Company's major leases, and one-third of the remaining annual rentals. Preferred dividend requirements represent annualized preferred dividend requirements multiplied by the ratio that pre-tax income bears to net income.

                                     -26-